Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Equity Trust

We consent to the use of our report, dated September 25, 2009, with respect to Legg Mason ClearBridge Convertible Fund (formerly known as Legg Mason Partners Convertible Fund), a series of the Legg Mason Partners Equity Trust, as of July 31, 2009, incorporated herein by reference, and to the references to our firm under the headings “Financial highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

New York, New York

November 24, 2009